UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report: October 20, 2000

Second Bancorp Incorporated

(Exact name of registrant as specified in its charter)

Ohio	0-15624	34-1547453

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Main Avenue S.W., Warren, Ohio	44482-1311

(Address of principal executive offices)	(Zip Code)

      Registrant’s telephone number, including area code: 330-841-0123

Item 5. Other Events

      On October 17, 2000, the Company issued the following press release:

SECOND BANCORP COMPLETES ANNOUNCED STOCK BUY-BACK,
AUTHORIZES ADDITIONAL REPURCHASE

Warren, Ohio, October 17, 2000—SECOND BANCORP INCORPORATED (Nasdaq “SECD”) reported that its previously announced plan to repurchase 600,000 shares of Second Bancorp common stock in the open market has been completed. Shares repurchased under the program (initially announced August 19, 1999 and supplemented April 26, 2000) are carried on the Company’s books as treasury stock and represent 5.6% of total shares outstanding as of the initiation of the buy-back. Total shares currently outstanding are 10,125,520.

Simultaneously, Second Bancorp announced that its board of directors has authorized the additional buy-back of up to 2% of the Company’s outstanding shares on an annual basis commencing immediately. Repurchases under this authorization are expected to be completed through open market transactions at prevailing market prices and are discretionary, based upon management’s periodic assessment of market conditions and financial benefit to the Company. This continuing repurchase authorization will remain in effect until amended or withdrawn by subsequent board action.

Second Bancorp President and Chief Executive Officer Rick L. Blossom indicated that “Stock repurchase programs like those we’ve been engaged in during the last 14 months are valuable tools in the aggressive management of our capital position. They can also have a positive impact on certain key earnings ratios. The program being announced today positions us to react to changing market conditions and to periodically take advantage of the opportunity to retire common shares at attractive prices.”

This announcement may contain forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

Second Bancorp is a $1.56 billion financial holding company providing a full range of commercial and consumer banking, trust, insurance and investment products and services to communities in a nine county area of Northeastern and East-Central Ohio through subsidiary Second National Bank’s network of 35 retail banking centers.

Additional information about Second Bancorp can be found on the World Wide Web at www.prnewswire.com. Information about products and services offered by Second National Bank can also be accessed at www.secondnationalbank.com.

CONTACT: Christopher Stanitz, Executive Vice President and Secretary, 330.841.0234 or fax, 330.841.0489.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Second Bancorp Incorporated

Date: October 20, 2000	/s/ David L. Kellerman

David L. Kellerman, Treasurer